Exhibit 99.1

FOR IMMEDIATE RELEASE

Perini Corporation Announces the Appointment of Kenneth R. Burk

as Senior Vice President & Chief Financial Officer

Framingham, MA – September 12, 2007 – Perini Corporation (NYSE: PCR) is pleased to announce today the appointment of Kenneth R. Burk as Senior Vice President and Chief Financial Officer. Michael E. Ciskey, Vice President and Chief Financial Officer since November 2003, will become Senior Vice President, Civil where he will assist in the growth of Perini’s Civil Segment.

Mr. Burk joins Perini with 24 years of experience in the engineering and construction industry. Since 2001, Ken has held the position of President and CEO of Union Switch and Signal of Pittsburgh, Pennsylvania, a transportation system, engineering and electronics subsidiary of Ansaldo STS of Genoa, Italy. Mr. Burk, 47, previously held various senior level positions since 1989 including Executive Vice President and Chief Operating Officer of Railworks Corporation, a Baltimore, Maryland based rail services and supply firm and Senior Vice President and Chief Financial Officer of Dick Corporation, a Pittsburgh, Pennsylvania based engineering and construction firm.

Mr. Burk received his MBA from Pepperdine University in 1989, and his undergraduate degree in Business Administration from Troy University, Alabama in 1982.

Robert Band, President and Chief Operating Officer stated “We are very pleased to have a person with Ken’s depth and experience join our executive team. As we continue to grow and strengthen our businesses, both domestically and internationally, he will be a prominent figure in our long term succession plans.”

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, preconstruction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

Contact Information:

CCG Investor Relations
10960 Wilshire Boulevard, Suite 2050
Los Angeles, CA 90024
(310) 231-8600
Crocker Coulson, President
Elaine Ketchmere, Partner

Perini Corporation

73 Mount Wayte Ave.

Framingham, MA 01701

(508) 628-2295

Robert Band, President & Chief Operating Officer